UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Filing (Date of Report and Earliest Event Reported): December 21, 2005
(December 15, 2005)

CTS CORPORATION

(Exact Name of Company as Specified in Its Charter)

Indiana	1-4639	35-0225010
(State or Other Jurisdiction of Incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification Nos.)

905 West Boulevard North
Elkhart, Indiana		46514
(Address of Principal Executive Offices)		(Zip Code)

Company’s Telephone Number, Including Area Code: (574) 293-7511

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2005, CTS Corporation entered into agreements to accelerate the vesting of certain unvested and “out-of-the money” stock options with exercise prices of $14.02 and higher that were previously granted under an employee stock option plan. As a result, options to purchase approximately 70,000 shares of CTS Corporation common stock will become immediately exercisable on December 31, 2005. The vesting acceleration enables CTS to avoid recognizing approximately $475,000 of pre-tax compensation expense associated with these options in its future income statements, upon adoption of FASB Statement No. 123R in January 2006. In order to prevent unintended personal benefits to option holders, restrictions will be imposed on any sale of any shares received from the exercise of an accelerated option prior to the original vesting date. Options held by non-employee directors were not included in the vesting acceleration. Options held by an executive officer of CTS Corporation were included in the vesting acceleration.

In addition, on December 15, 2005 the corporation entered into agreements to amend certain restricted stock unit agreements between the corporation and its executive officers and general managers. The amendments remove a provision allowing grantees to elect to pay tax liability associated with the vesting of an award in cash or to have an equivalent number of shares netted out from the distribution and to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                       CTS CORPORATION

                        /s/ Richard G. Cutter
                        By:  Richard G. Cutter
                    Vice President, General Counsel
                     and Secretary

Date: December 21, 2005